 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Yield10 Bioscience, Inc. of our report dated March 16, 2021, relating to the consolidated financial statements of Yield10 Bioscience, Inc., appearing in the Annual Report on Form 10-K of Yield10 Bioscience, Inc. for the year ended December 31, 2020.

/s/ RSM US LLP
Boston, Massachusetts
March 29, 2021